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                                  EXHIBIT 23.0

                            CONSENT OF BARON & BARON



                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS


Pathfinder Business Resources, Inc.
Huntington Station, NY

         As independent certified public accountants for Pathfinder Business Resources, Inc., we hereby consent to the use in this Amendment No. 3 to the Form SB-2 Registration Statement, file no. 333-46544 of Pathfinder Business Resources, Inc. of our report included herein, which has a date of November 27, 2000, relating to the consolidated balance sheet of Pathfinder Business Resources, Inc. as of October 31, 2000 and the related statements of operations, cash flows, and stockholders' equity for the period December 1, 1999 (inception) to October 31, 2000 and to the reference to our firm under the caption "Experts" in the prospectus.

                                /s/ Baron & Baron

New York City, NY
September 5, 2001